Exhibit 99.1

For Immediate Release Liberated Syndication Inc. (LSYN) October 4, 2021

Liberated Syndication Announces Appointment of
New Chief Financial Officer

Pittsburgh, PA – October 4, 2021 - Liberated Syndication Inc. (OTCQB:LSYN) (“Libsyn” or “the Company”), the industry’s leading podcast hosting platform and advertising marketplace, today announced the appointment of Jonathan Charak as Chief Financial Officer, effective September 29, 2021.

Mr. Charak will be responsible for all financial aspects of the company, including accounting, financial reporting, financial planning, and financial analysis. Mr. Charak commented, “I am thrilled to be joining Libsyn, which is a true pioneer in podcasting. I look forward to partnering with the incredible executive team as we continue Libsyn’s path as a leader in the podcasting industry and position the company to execute on its growth plans.”

President and Chief Operating Officer Laurie Sims added, “We are excited to have Jonathan join Libsyn. He has strategically led multiple organizations into high growth phases, including organic and acquisition-driven growth. He has previously been the Chief Financial Officer of five separate companies, founded two companies, and has experience in Big 4 public accounting. I believe he will make a fantastic addition to the team.”

Mr. Charak served as Chief Financial Officer and Secretary to the Board at Telular Corporation – a publicly traded Internet of Things business where he helped grow total enterprise value by over 17x during his tenure before the company was taken private through a private equity buyout. Most recently, Mr. Charak served as a fractional CFO for multiple companies in several industries including renewable energy, cannabis, and telecommunications, and was a Co-Founder of a real estate development company. Primary functions in these roles included capital raising, capital allocation, mergers and acquisitions, business development, investor relations, and financial reporting, planning and analysis. Mr. Charak is a certified public accountant and received a Bachelor’s Degree in Accounting from the Kelley School of Business at Indiana University Bloomington.

About Liberated Syndication

Liberated Syndication Inc. (“Libsyn”) is a world leading podcast hosting platform and has been providing publishers with hosting, distribution and monetization services since 2004. Libsyn hosts over 5.8 million media files from more than 75,000 podcasts. In 2020, Libsyn delivered over 6 billion downloads. Podcast producers choose Libsyn to measure their audience via IAB V2 certified stats, deliver popular audio and video episodes, distribute their content through smartphone apps (iOS and Android), and monetize via premium subscription services and advertising. The Company also owns Auxbus, Glow, Pair Networks and AdvertiseCast, the industry’s leading podcast advertising marketplace connecting advertisers to podcasters.

Brands powered by Libsyn are helping all creators podcast better by providing innovative tools for creation, hosting, growth and monetization. Visit Libsyn on the web at www.libsyn.com; Auxbus at www.auxbus.com; AdvertiseCast at www.advertisecast.com; and Pair Networks at www.pair.com. Investors can visit the Company at the “Investor Relations” section of Libsyn’s website at https://investor.libsyn.com.

Liberated Syndication is headquartered in Pittsburgh with a world-class team.

Contact:

At the Company:
Laurie Sims, President and Chief Operating Officer
Liberated Syndication
investor@libsyn.com

Jeremy Hellman, CFA, VP
The Equity Group Inc.
(212) 836-9626
jhellman@equityny.com